As filed with the Securities and Exchange Commission on December 26, 1996
                                                   Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                               POWER SPECTRA, INC.
             (Exact name of Registrant as specified in its charter)


             California                                    94-2687782
             ----------                                    ----------
   (State or other jurisdiction             (I.R.S. Employer Identification No.)
 of incorporation or organization)


                                919 Hermosa Court
                           Sunnyvale, California 94086
   (Address, including zip code, of Registrant's principal executive offices)



                            1991 DIRECTOR STOCK PLAN
                            (Full title of the plan)



                                 GORDON H. SMITH
                      President and Chief Executive Officer
                               POWER SPECTRA, INC.
                                919 Hermosa Court
                           Sunnyvale, California 94086
                                 (408) 737-7977
(Name, address, and telephone number, including area code, of agent for service)



                                    Copy to:
                            ROBERT T. CLARKSON, ESQ.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                 (415) 493-9300

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                                                    Proposed          Proposed
                                                                                     Maximum          Maximum
                                                                   Amount           Offering          Aggregate       Amount of
                Title of Securities to                              to be             Price           Offering      Registration
                    be Registered                                Registered         Per Share           Price           Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of options
to be granted under 1991 Director Stock Plan                       350,000             $0.5469         $191,400.00       $58.00
------------------------------------------------------------------------------------------------------------------------------------
         Total shares of Common Stock                              350,000             $0.5469         $191,400.00       $58.00
====================================================================================================================================

(1) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. Based upon the average of the bid and ask prices per share of the Common Stock in over-the-counter trading as of December 19, 1996

================================================================================

                                 EXPLANATORY NOTE

     Pursuant to General Instruction C to Form S-8, this Registration Statement on Form S-8 relates in part to the registration for reoffer and resale of certain currently outstanding shares of Common Stock of the Registrant that were originally issued prior to the filing of this Registration Statement pursuant to employee benefit plans, as defined in Rule 405 of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), and that are "restricted securities" as defined by Rule 144(a)(3) promulgated under the Securities Act. Accordingly, this Registration Statement contains a prospectus prepared in accordance with the requirements of Part I of Form S-3. The Registrant, as of the date hereof, satisfies the registrant requirements for use of Form S-3.

                               POWER SPECTRA, INC.

              Cross-Reference Sheet Showing Location in Prospectus
                  of Information Required by Items of Form S-3




                      Form S-3 Item and Heading                                Location in Prospectus
----------------------------------------------------------------------     -------------------------------
   1.  Forepart of the Registration Statement and Outside
       Front Cover Page of Prospectus................................      Front Cover Page

   2.  Inside Front and Outside Back Cover Pages
       of Prospectus.................................................      Inside Front Cover Page

   3.  Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges.....................................      The Company; Risk Factors

   4.  Use of Proceeds...............................................      Not applicable

   5.  Determination of Offering Price...............................      Not applicable

   6.  Dilution......................................................      Not applicable

   7.  Selling Security Holders......................................      Selling Shareholders

   8.  Plan of Distribution..........................................      Plan of Distribution

   9.  Description of Securities to be Registered....................      Not applicable

  10.  Interests of Named Experts and Counsel........................      Not applicable

  11.  Material Changes..............................................      Not applicable

  12.  Incorporation of Certain Information by Reference.............      Information Incorporated by Reference

  13.  Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities................................      Indemnification of Directors and Officers


PROSPECTUS
----------
                                 297,241 Shares

                               POWER SPECTRA, INC.

                      ------------------------------------

                                  Common Stock

                      ------------------------------------

     This Prospectus relates to 253,042 shares of Common Stock ("Common Stock") of Power Spectra, Inc. (the "Company"), which may be offered from time to time by certain shareholders of the Company (the "Selling Shareholders") for their own accounts. It is anticipated that the Selling Shareholders will offer shares for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds from sales made hereunder. All expenses of registration incurred by the Company in connection with the offering will be borne by the Company, but all selling and other expenses incurred by each Selling Shareholder will be borne by such Selling Shareholder. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

                      ------------------------------------

     See "Risk Factors" for certain information which should be carefully considered before purchasing shares of Common Stock to which this Prospectus relates.

                      ------------------------------------

     Each Selling Shareholder and any broker executing selling orders on behalf of a Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

     The Common Stock of the Company is traded in the over-the-counter market (Trading Symbol: PWSP). On December 23, 1996, the average of the high and low bid prices of the Company's Common Stock as reported on the Non-Nasdaq Over-the-Counter Market was $0.547 per share.

                      ------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ------------------------------------

               THIS DOCUMENT CONSTITUTES A PROSPECTUS COVERING
                 SHARES THAT HAVE BEEN REGISTERED UNDER THE
                     SECURITIES ACT OF 1933, AS AMENDED.

                    ------------------------------------

                The date of this Prospectus is December 26, 1996

                              AVAILABLE INFORMATION

     No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all documents that are incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Company's Chief Financial Officer at 919 Hermosa Court, Sunnyvale, California 94086. The Company's telephone number at that location is (408) 737-7977.

     This Prospectus contains information concerning the Company and the sale of its Common Stock by the Selling Shareholders, but does not contain all the information set forth in the Registration Statement on Form S-8 that the Company has filed with the Commission under the Securities Act. The Registration
Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed pursuant to Section 13 of the Exchange Act; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed pursuant to Section 13 of the Exchange Act;
(iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed pursuant to Section 13 of the Exchange Act; (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed pursuant to Section 13 of the Exchange Act; (v) the Company's Proxy Statement dated April 26, 1996 for the 1996 Annual Meeting of Shareholders, filed pursuant to Section 14 of the Exchange Act; (vi) the Company's Proxy Statement dated December 10, 1996 for the 1997 Special Meeting of Shareholders, filed pursuant to Section 14 of the Exchange Act; and (vii) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on April 18, 1988.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

     Power Spectra, Inc. (the "Company") develops, designs and markets a family of products that use proprietary high speed semiconductor devices that generate extremely rapid, high power electromagnetic impulses. The primary business focus of the Company has been the development of the Bulk Avalanche Semiconductor
Switch ("BASS"), an optically-triggered, high-powered switch that has been developed and patented by the Company.

     Since its inception, nearly all of the Company's revenues have come from defense-related research and development contracts related to BASS development and applications. The Company currently is seeking to exploit its technology in both military and commercial applications. Possible military applications include suppression of enemy air defenses, aircraft and tank self-protection, anti-ship defense, communication jammers, foliage and earth penetrating radar and secure communications systems. In commercial and industrial markets, the Company has identified a number of new applications that include laser-based measurement systems, hazardous waste detection and subterranean oil and mineral detection for geological exploration.

     The Company was incorporated in the State of California in 1979. Its principal executive offices are located at 919 Hermosa Court, Sunnyvale, California, and its telephone number is (408) 737-7977.

                                  RISK FACTORS

     An investment in the Company involves a high degree of risk. Prospective purchasers of the shares offered hereby should consider carefully the following information, together with the other information set forth in this Prospectus and incorporated by reference herein, before making an investment in the shares.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results of operations could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

     History of Losses; Accumulated Deficit

     Since its inception, the Company has generally operated at a loss as government contract revenues, which represent most of the historical revenues of the Company, and other sources of income were insufficient to cover general and administrative, research and development and other costs incurred by the Company. The Company recorded net losses of ($2,562,230), ($1,112,507) and ($786,139) for the years ended December 31, 1995, December 31, 1994 and December 31, 1992, respectively, and net income of $172,608 for the year ended December
31, 1993. At September 30, 1996, the Company had an accumulated deficit of approximately ($14,070,000). The Company expects that it will continue to incur losses for the foreseeable future and does not expect to become profitable until its contract revenues increase substantially from current levels or it begins to receive significant product sales and license and/or royalty income. There is no assurance that the Company will achieve profitable operations in the foreseeable future, if at all.

     Product Development and Enhancements

     The development of high power switching components and products is a complex engineering effort involving significant risk. While the Company believes it has completed development of its core technology, significant additional development efforts must be made in order to achieve commercial acceptance of its products. There is no assurance that the Company will succeed in this effort.

     Complex Manufacturing Process

     The manufacture of semiconductor-based power switching devices is highly complex and sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of personnel and equipment. The Company has periodically experienced yield problems, and there can be no assurance that these problems will not reoccur. Should the Company experience protracted production delays attributable to manufacturing complexity, its ability to deliver products would be materially affected.

     Historical Dependence on Boeing Relationship

     From October 1988 through July 1994, the Company received approximately $23,500,000 in research funding from Boeing Electronics Company for development and enhancement of the BASS technology and products. In the years ended December 31, 1994, 1993 and 1992, the Company recognized revenues of $1,600,000, $3,100,000 and $3,700,000, respectively, in connection with the Boeing Research Agreement. Although the Company successfully completed several contracts throughout the duration of this relationship, during 1994, Boeing made the strategic decision to focus its resources on its missile and aircraft business. As part of this decision, Boeing reorganized its electronics company and consolidated it with its Defense and Space Group. The Company will have to look to alternative revenue sources to replace the revenues generated by the Boeing relationship, and there is no assurance that the Company will successfully be able to do so in the short-term, if at all.

     Dependence on Boeing Equipment

     Boeing has granted the Company the right to use its equipment on a loaned basis for the Company's purposes, subject to annual renewal. Additionally, should the Company desire to acquire title and ownership of the loaned equipment, Boeing and the Company will attempt to negotiate appropriate consideration in return for the transfer of title and ownership. However, there is no assurance that an agreement satisfactory to the Company can be reached. If Boeing chooses to no longer loan the equipment to the Company, as it may do in its sole discretion, and an acceptable agreement for the Company's purchase of the equipment cannot be attained, the Company would be required to find alternative sources of equipment, either for purchase or rent, or would have to outsource its manufacturing while still in possession of a manufacturing facility. Any of these circumstances could cause delays in the manufacture and delivery of the Company's products and could have a material adverse impact on the Company's results of operations.

     Expiration of Air Force Contract

     The Company's contract with the United States Air Force expired in June 1996, and such contract has been a significant source of revenues since it was awarded to the Company in 1990. The aggregate contract value has increased over the period of the contract, from the Phase I cost-plus-fixed-fee value of $5,192,744 to $10,517,881 as of February 8, 1995. With the termination of the Air Force contract, it is necessary to find alternative sources of revenue, and there is no assurance that the Company will be successful in accomplishing this result. If the Company is not successful in replacing the revenue and cash generated by the Air Force contract, the Company, as presently sized, would continue to experience significant operating losses and significant negative cash flow. Eventually, the Company would be required to significantly reduce its operations. There can be no assurance that the Company's current level of operations will be able to be maintained.

     Dependence on Government Contracts

     A material portion of the Company's business results from contracts with or for government agencies. The Company expects to continue to be dependent upon such contracts for a substantial portion of its revenues for the foreseeable future. Government contracts generally provide for the termination or adjustment of material terms of such contracts at the election of the government, and the government may pursue contractual, administrative, civil and criminal remedies for improper or illegal activities associated with obtaining and performing government contracts. Administrative remedies include suspension, debarment or ineligibility of all or part of a company from receiving government contracts and government-approved subcontracts. Any such action by the government could have a material adverse impact upon the Company's business. Moreover, general political and economic conditions, which cannot be accurately predicted, directly and indirectly affect the quantity and allocation of expenditures by governmental agencies. Therefore, cutbacks in the federal budget could have a material adverse impact on the Company's results of operations so long as the Company remains dependent on government contracts.

     Limitations on Protection of Intellectual Property

     The Company believes its ability to compete effectively with other companies may be materially dependent upon the proprietary nature of its technologies. The Company holds a number of domestic patents covering various aspects of its BASS technology but has no patents or patent applications pending on its PSIristorTM technology. There is no assurance that any additional patents will be granted to the Company or that the Company's patents will provide meaningful protection from competition. Moreover, there can be no assurance that any patents will be upheld by a court should the Company seek to enforce its rights against an infringer or that the Company will have sufficient resources to prosecute its patent and other intellectual property rights. Furthermore, issuance of a valid patent does not prevent other companies from independently developing technology similar to the Company's, and there can be no assurance that any particular aspect of the Company's technology will not be found to infringe the claims of other existing patents. In addition to patent protection, the Company relies to a significant extent on proprietary know-how and trade secrets particularly with respect to its PSIristor, which it considers a highly proprietary invention. There can be no assurance, however, that others will not independently develop superior know-how or obtain access to know-how and trade secrets used by the Company that the Company now considers proprietary.

     Future Reliance upon Distributors

     Historically, the Company has relied primarily upon a direct sales organization and, to a lesser extent, upon manufacturers' representatives to sell and distribute its commercial products. In order to materially increase revenues and achieve sustained profitability (of which there is no assurance) as the Company continues to commercialize its products, it expects that it will be required to depend to a far greater degree upon distributors. While any particular distributor may have an extensive distribution network, distributors typically represent other third-party suppliers, including competitors of the Company, to whom it may devote greater time, effort and attention. There can be no assurance that the Company will successfully establish the requisite distribution relationships or that those relationships will result in increased revenues.

     Competition

     The markets for the Company's products are highly competitive and characterized by rapid technological change, sudden price fluctuations, rapid rates of product obsolescence, periodic shortages of materials and variations in manufacturing yields and efficiencies. The Company's competitive position is affected by all of these factors and by industry competition for effective sales and distribution channels. The Company's potential and existing competitors include major ultrasonic proximity sensor vendors, four of whom constituted approximately 67% of the market in 1993. Most of the Company's competitors have substantially greater financial, technical, marketing and other resources than does the Company. Principal competitive factors include price, performance and features. The Company expects that its markets will become more competitive in the future, and there is no assurance that the Company will be able to successfully compete in its selected markets.

     Need to Successfully Launch and Fund New Ventures

     The Company believes it must continue to seek and obtain other sources of revenue to continue operations. As part of this strategy, the Company recently negotiated a joint venture, called PEAC Airborne Technologies, Inc. and completed the formation of a second joint venture, called LandRay Technologies, Inc. Both ventures will require additional funding in order to enable the Company and its joint venture partners to carry out their respective plans of operations.

     PEAC is initially seeking $7,000,000 in equity financing. If the offering is successfully completed, the Company will receive a portion of the net proceeds to develop its ultra-wideband ground penetrating radar ("UWB GPR") technologies. Failure of PEAC to raise the necessary financing will have a material adverse impact on the Company's revenues and cash flows.

     Although the Company has entered into the LandRay joint venture, its success is dependent upon demonstrating the feasibility of UWB GPR systems capable of locating and identifying minerals and oil and gas formations. There is no assurance that LandRay and the Company will be successful in this regard. Failure of LandRay and the Company to adequately demonstrate such feasibility will have a material adverse impact on the Company's revenues and cash flows.

     There can be no assurances that the proposed PEAC joint venture will be consummated, that the PEAC and LandRay joint ventures will be able to raise adequate funding on acceptable terms, that the Company will be able to successfully enter into any additional suitable partnership or joint venture arrangements or that such arrangements, when entered into, will prove to be beneficial for the Company and its shareholders. There also can be no assurance that the proposed joint venture agreements, if consummated, will generate sufficient revenues to replace the revenues previously generated by the Air Force contract. Failure to succeed in one or more strategic partnerships or joint venture relationships could have a material adverse effect on the Company's plan of operations and results.

     Potential Volatility of Stock Price

     The market price of the Common Stock may be highly volatile. Factors such as variations in the Company's revenues, earnings and cash flow, and announcements of technological innovations or price reductions by the Company, its competitors or providers of alternative products and processes could cause the market price of the Common Stock to fluctuate substantially. In addition, the securities markets have recently experienced significant price and volume fluctuations that have particularly affected technology-based companies, and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Common Stock following this offering.

     No Assurance of Nasdaq Trading

     The Company's Common Stock is currently traded in dealer transactions on the Electronic Bulletin Board maintained by the National Quotation Bureau, Inc., an over-the-counter market in which liquidity is typically limited and price volatility can be great. The Electronic Bulletin Board is generally considered to be a less efficient market because, among other reasons, it does not automatically provide real time quotation. The Company's Common Stock is currently not eligible for quotation on The Nasdaq SmallCap MarketSM as of the commencement of this offering, and there is no assurance that the Company will meet the eligibility requirements for quotation on Nasdaq in the foreseeable future. Until the Common Stock is approved for Nasdaq trading, if ever, holders of the Common Stock will be required to sell their securities through the facilities of the OTC Electronic Bulletin Board. In addition, should the Company's Common Stock not be listed on Nasdaq by the second quarter of 1998, outstanding warrants to purchase up to 1,354,593 shares of the Company's Common Stock at an average price of $1.10 per share will become exercisable. Exercise of some or all of such warrants could have a dilutive effect on shareholders' ownership interests.

                              SELLING SHAREHOLDERS

     The following table shows (i) the names of the Selling Shareholders, (ii) the number of shares beneficially owned by such persons as of October 31, 1996 prior to the offering, (iii) the shares to be sold by each of them pursuant to the offering and (iv) the number of shares beneficially owned by such persons after the offering.


                                                                                                              Shares Beneficially
                                                               Shares                                        Owned After Offering
                                                            Beneficially                                  --------------------------
                                                            Owned Prior              Shares                                  Percent
                       Name                                to Offering(1)            Offered                Number          of Class
-------------------------------------------------          --------------            --------              --------         --------
Gordon H. Smith(2) ..............................                66,416                17,034                49,382             *
Gene J. Kennedy(2) ..............................               465,667                46,472               419,195             2.6%
John W. Pauly(2) ................................               163,373                46,472               116,901             *
Michael I. Gamble(3) ............................               146,425                 2,890               143,535             *
Richard A. Williams(4) ..........................               151,350                46,472               104,878             *
John Hewitt, Jr.(2) .............................               143,909                46,472                97,437             *
James A. Glaze(5) ...............................                17,190                13,463                 3,727             *
Stuart J. Northrop ..............................                73,879                33,009                40,870             *
Drury J. Gallagher(2) ...........................               283,443                44,957               238,486             1.5%
                                                           ------------           -----------             ---------          -------
          TOTAL .................................             1,511,652               297,241             1,214,411             7.4%

---------------------------

* Represents less than 1% of the total number of shares of Common Stock outstanding.
(1) Except as indicated below, the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.
(2) Includes 40,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(3) Includes 133,535 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(4) Includes 55,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(5) Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.


     The  following  table  sets  forth  the  beneficial  ownership  of Series A
Preferred  Stock and Series B  Preferred  Stock of the Company as of October 31,
1996 by each  Selling  Shareholder.  No shares of  Series A  Preferred  Stock or
Series B Preferred Stock will be sold pursuant to this Prospectus.



                                                 Shares of Preferred Stock Beneficially Owned(1)
                                                 ----------------------------------------------
                     Name                             No. of Shares     Percent of Class(2)
----------------------------------------------       --------------     -------------------
Gordon H. Smith ..............................             --                *
Gene J. Kennedy ..............................             89                4.7%
Michael I. Gamble (3) ........................             10(3)             *
John Hewitt, Jr ..............................             10                *
Richard A. Williams ..........................             10                *
John W. Pauly ................................             --                *
James A. Glaze ...............................             --                *
Stuart J. Northrop ...........................             --                *
Drury J. Gallagher ...........................             --                *

--------------------
* Represents less than 1% of the total number of shares of Preferred Stock outstanding.
(1) Except as noted below, the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Preferred Stock shown as beneficially owned by them, subject to community property laws where applicable.
(2) Represents the percentage obtained by dividing the number of shares of Common Stock into which the shares of Series A Preferred Stock and Series B Preferred Stock held by the beneficial owner are convertible by the number of shares of Common Stock into which all outstanding shares of Series A Preferred Stock and Series B Preferred Stock are convertible.
(3) Represents shares owned jointly by Mr. Gamble and his spouse, Charlotte Anne Gamble.

                              PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Shareholders that they (or their respective donees, transferees or other successors in interest) intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. Such persons may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

     Any broker-dealer participating in such transactions as agent may receive commissions from a Selling Shareholder or a purchaser of such securities (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers may agree with a Selling Shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to a Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     The Company has advised the Selling Shareholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to their sales in the market, has furnished each Selling Shareholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     Upon notification by the Selling Shareholders to the Company that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by such Selling Shareholder, the commissions paid or discounts or concessions allowed by such Selling Shareholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

         Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

         There can be no assurance that the Selling Shareholders will sell any or all of the shares of Common Stock offered by them hereunder.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation limit, to the maximum extent permitted by California law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the California Corporation Code. The indemnification agreements require the Company, among other things to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                  LEGAL MATTERS

     The validity of the Power Spectra Common Stock offered hereby for the Company and the Selling Shareholders by Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), Palo Alto, California.


                                     EXPERTS

     The financial statements of the Company as of December 31, 1995 and for the year ended December 31, 1995, have been incorporated by reference herein in reliance upon the reports of Grant Thornton LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the years ended December 31, 1994 and 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern as mentioned in Note 1 to the financial statements) included therein and incorporated herein by reference. Such statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

============================================     ===============================




                                                         297,241 Shares
              TABLE OF CONTENTS

                                       Page             POWER SPECTRA, INC.
                                       ----
Available Information.....................2
Incorporation of Certain Documents                         ------------
     by Reference.........................2
The Company...............................3               Common Stock
Risk Factors..............................4
Selling Shareholders......................8
Plan of Distribution......................9                PROSPECTUS
Legal Matters............................10
Experts..................................10
                                                       December 26, 1996

============================================     ===============================

                               POWER SPECTRA, INC.

                       REGISTRATION STATEMENT ON FORM S-8

          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         See "Incorporation of Certain Documents by Reference."

Item 4.  Description of Securities

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

         See "Indemnification of Directors and Officers."

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

         Exhibit
         Number                           Document
         -------  --------------------------------------------------------------

         4.1      1991 Director Stock Plan, as amended and restated to date.
         5.1      Opinion  of  counsel  as  to  legality  of  securities   being
                  registered
         23.1     Consent of Grant Thornton, L.L.P., Independent Accountants
         23.2     Consent of Ernst & Young, L.L.P., Independent Auditors
         23.3     Consent of Counsel (contained in Exhibit 5.1)
         24.1     Power of Attorney (see page II-5)

Item 9.  Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the Registrant pursuant to the items described in Item 6 of Part II of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                                      SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Power Spectra, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 23rd day of December, 1996.

                                        POWER SPECTRA, INC.


                                        By:  /s/ GORDON H. SMITH
                                             ---------------------------------
                                             Gordon H. Smith, President and
                                             Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gordon H. Smith and Edward J. Lamb and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to the Registration Statement.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                                        Title                                      Date
-----------------------------------------   -----------------------------------------------------    ------------------

/s/ GORDON H. SMITH                         President, Chief Executive Officer and Director          December 23, 1996
----------------------------------------    (Principal Executive Officer)
Gordon H. Smith

/s/ EDWARD J. LAMB                          Chief Financial Officer (Principal Financial and         December 16, 1996
----------------------------------------    Accounting Officer)
Edward J. Lamb

                                            Director                                                 December __, 1996
----------------------------------------
Michael I. Gamble

/s/ RICHARD A. WILLIAMS                     Director                                                 December 16, 1996
----------------------------------------
Richard A. Williams

/s/ JOHN HEWITT, JR                         Director                                                 December 16, 1996
----------------------------------------
John Hewitt, Jr.

/s/ JOHN W. PAULY                           Director                                                 December 16, 1996
----------------------------------------
John W. Pauly

/s/ GENE J. KENNEDY                         Director                                                 December 16, 1996
----------------------------------------
Gene J. Kennedy

/s/ JAMES A. GLAZE                          Director                                                 December 16, 1996
--------------------------------------------
James A. Glaze


                               POWER SPECTRA, INC.
                       REGISTRATION STATEMENT ON FORM S-8

                                INDEX TO EXHIBITS




    Exhibit
    Number                              Description
   ---------   ----------------------------------------------------------------
      4.1      1991 Director Stock Plan, as amended and restated to date.
      5.1      Opinion of counsel as to legality of securities being registered
     23.1      Consent of Grant  Thornton,  L.L.P.,  Independent  Accountants
     23.2      Consent of Ernst & Young,  L.L.P.,  Independent  Auditors
     23.3      Consent of Counsel (contained in Exhibit 5.1)
     24.1      Power of Attorney (see page II-5)


                                       S-1